EXHIBIT 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT made as of this 29th day of April 2008 by and between CAMDEN NATIONAL CORPORATION, a Maine Corporation (the “Company”), and Robert W. Daigle (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently employed by the Company and the Company wishes to ensure the continued employment of the Executive through and until his retirement on June 30, 2009, and the Executive wishes to accept such continued employment, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

Article I - Terms of Employment

1.1	Employment

The Company agrees to employ the Executive during the Term specified in paragraph 1.2, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

1.2	Employment Term

Subject to the provisions contained in paragraph 2.1, the Executive’s employment by the Company shall continue for a term expiring on the close of business on June 30, 2009 (the “Employment Term”). The effective date of the termination of the Executive’s employment by the Company as an employee, regardless of the reason therefore, is referred to in this Agreement as the “Date of Termination.”

1.3	Duties and Responsibilities During the Employment Term

(a) Title. During the period from the date hereof through December 31, 2008, the Executive shall have the position of President and Chief Executive Officer of the Company, and during the period from January 1, 2009 through June 30, 2009, the Executive shall have the position of Senior Executive Consultant to the Chairman of the Board of the Company (referred to herein as the “Designated Officer”) and Senior Advisor to the Company. The Executive shall report directly to the Designated Officer, at such times and in such detail, as he shall reasonably require.

(b) Employment Duties. The Executive shall perform such executive and managerial duties and responsibilities customary to his office and as are reasonably necessary to the operations of the Company and as may be assigned to him from time to time by or under authority of the Board of Directors of the Company (the “Board”) and/or the Designated Officer, consistent with this paragraph 1.3.

(c) Employment Responsibilities. During the period from the date hereof through December 31, 2008, the Executive will use his best efforts to ensure that the members of the Company comply on a timely basis with all budgetary and reporting requirements reasonably requested by the Board and/or the Designated Officer). During the Employment Term, the Executive (i) will use his best efforts to ensure a smooth transition of responsibilities to his successor, (ii) will, at all times use his best efforts to perform his duties and responsibilities in a manner consistent with the policies and strategic plans of the Company, and (iii) except as permitted by the scope of authority or authorized by the Designated Officer will not incur obligations on behalf of the Company other than in the ordinary course of business or enter into any transaction on behalf of the Company not in the ordinary course of business.

(d) Scope of Employment. During the period from the date hereof through December 31, 2008, the Executive’s employment by the Company shall be full-time and exclusive, and the Executive agrees that he will devote all of his business time and attention, his best efforts, and all his skill and ability to promote the interests of the Company. During the period from January 1, 2009 through June 30, 2009, the Executive agrees that he will be available to provide assistance to the Company as the Designated Officer shall reasonably request from time to time. During the Employment Term, the Executive agrees that he will (i) carry out his duties in a competent and professional manner and serve the Company faithfully and diligently under the direction of the Board and the Designated Officer; and (ii) work with other employees of the Company in a competent and professional manner. Notwithstanding the foregoing, the Executive shall be permitted to engage in charitable and civic activities and manage his personal passive investments, provided that such passive investments are not in a company which transacts business with the Company or engages in business competitive with that conducted by the Company (or, if such company does transact business with the Company, or does engage in a competitive business, it is a publicly held corporation and the Executive’s participation is limited to owning less than  1/4 of 1 percent of its outstanding shares), and further provided that such activities (individually or collectively) do not materially interfere with the performance of his duties or responsibilities under this Agreement (“Permitted Activities”).

(e) Office Location. During the Employment Term, the Executive’s services hereunder shall be performed at the principal offices of the Company in Camden, Maine, subject to necessary travel requirements of his position and duties hereunder.

1.4	Compensation During Employment Term

(a) Base Salary During Employment Term. As compensation for his services hereunder, during the Employment Term the Company shall pay the Executive in accordance with its normal payroll practices, an annualized base salary of $310,000.

(b) Bonus Compensation During Employment Term. During the Employment Term, the Executive shall be eligible for bonus compensation as determined by the Designated Officer. The Company agrees that the Executive will be eligible to participate in the Executive Incentive Plan (“EIP”) at the 50 percent target level for 2008.

1.5	Expenses; Benefits and Perquisites During Employment Term

(a) Expenses During Employment Term. The Company agrees to pay or to reimburse the Executive for all reasonable, ordinary, necessary and documented business or entertainment expenses incurred during the Employment Term in the performance of his services hereunder in accordance with the policy of the Company as from time to time in effect. The Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Executive seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably require.

(b) Benefit Plans During Employment Term. During the Employment Term, the Executive and, to the extent eligible, his dependents, shall be eligible to participate in and receive all benefits under any welfare benefit plans and programs provided by the Company to its senior executives and, without duplication, its employees generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time.

(c) Retirement Plans and Perquisites During Employment Term. During the Employment Term, the Executive shall be entitled to participate in all retirement plans and programs provided by the Company to its senior executives (other than the Executive’s Supplemental Retirement Program or SERP which is nullified and superseded hereby) and, without duplication, its employees generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. In addition, during the Employment Term, the Executive shall be entitled to receive fringe benefits and perquisites in accordance with the plans, practices, programs and policies of the Company from time to time in effect which are made available to its senior executives and, without duplication, its employees generally. Notwithstanding the foregoing, effective as of January 1, 2009 the Executive shall no longer be eligible to receive the then applicable financial planning benefit.

(d) Vacation During Employment Term. The Executive shall be entitled to five weeks paid vacation annually with right of carry over to be taken at such times as shall not, in the reasonable judgment of the Designated Officer, materially interfere with the Executive’s fulfillment of his duties hereunder, and shall be entitled to as many holidays, sick days and personal days as are in accordance with the Company’s policy then in effect generally for senior executives and, without duplication, its employees generally.

Article II - Terms Related to Employment

2.1	Termination

(a) Termination for Cause. The Company, by direction of the Board or the Designated Officer, shall be entitled to terminate the Employment Term and to discharge the Executive for “Cause” effective upon the giving of written notice. The term “Cause” shall be limited to the following grounds:

(i) the Executive’s intentional failure or refusal to materially perform his duties and responsibilities as set forth in paragraph 1.3 above or abide by the reasonable directives of the Designated Officer, in each case if such failure or refusal is not cured (if curable) within 30 days after written notice thereof to the Executive by the Company;

(ii) willful misappropriation of the funds or property of the Company;

(iii) use of alcohol or illegal drugs, interfering with the performance of the Executive’s obligations under this Agreement;

(iv) conviction in a court of law of, or entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, dishonesty or theft;

(v) material nonconformance with the Company’s standard business practices and policies, including without limitation, policies against any form of discrimination or harassment, which nonconformance is not cured (if curable) within 30 days after written notice to the Executive by the Company;

(vi) commission in bad faith by the Executive of any act which materially injures or could reasonably be expected to materially injure the reputation, business or business relationships of the Company;

(vii) gross or habitual misconduct or gross or habitual negligence by the Executive in the performance of his duties;

(viii) resignation by the Executive on his own initiative other than (A) pursuant to a termination by the Executive for “Good Reason” (as defined in paragraph 2.1(b) below), or (B) pursuant to a Notice of Termination given by the Executive under paragraph 1.2; and

(ix) any breach (not covered by any of the clauses (i) through (viii) above) of any material provision of this Agreement, if such breach is not cured (if curable) within 30 days after written notice thereof to the Executive by the Company.

Any notice required to be given by the Company pursuant to clause (i), (v) or (ix) above shall specify the nature of the claimed breach and the manner in which the Company requires such breach to be cured (if curable). In the event that the Executive is purportedly terminated for Cause and the arbitrator appointed pursuant to paragraph 2.14 determines that “Cause” as defined herein was not present, then such purported termination for Cause shall be deemed a termination “Without Cause” (as defined herein) pursuant to paragraph 2.1(c) below and the Executive’s rights and remedies will be governed by paragraph 2.2(c), in full satisfaction and in lieu of any and all other or further remedies the Executive may have.

(b) Termination for Good Reason. Provided that the Executive is not then otherwise in breach of this Agreement, the Executive shall be entitled to terminate this Agreement and the Employment Term hereunder for “Good Reason” at any time during the Employment Term by written notice to the Company not more than 30 days after the occurrence of the event constituting such Good Reason. “Good Reason” shall be limited to a breach by the Company of a material provision of this Agreement, which breach remains uncured (if curable) for a period of 30 days after written notice of such breach from the Executive to the Company (such notice to specify the nature of the claimed breach and the manner in which the Executive requires such breach to be cured) or a change in control which shall mean the sale, transfer or acquisition, whether by purchase, merger or otherwise, by which any person, firm or corporation directly or indirectly acquires substantially all the assets or a voting majority of the stock of the Company. In the event that the Executive purportedly terminates his employment for “Good Reason” and the arbitrator appointed pursuant to paragraph 2.14 determines that “Good Reason” as defined herein was not present, then such purported termination for “Good Reason” shall be deemed a termination for “Cause” pursuant to clause (a) above and the Executive’s rights and remedies will be governed by paragraph 2.2(a), in full satisfaction and in lieu of any and all other or further remedies the Executive may have.

(c) Termination Without Cause. The Company, by direction of the Board or the Designated Officer, shall have the right at any time during the Employment Term to terminate the employment of the Executive without Cause (referred to herein as “Without Cause”) by giving written notice to the Executive setting forth a Date of Termination.

(d) Termination for Death or Disability. In the event of the Executive’s death, the Date of Termination shall be the date of the Executive’s death. In the event of the Executive’s Disability (as defined below), the Company shall have the right to terminate the Executive’s employment or engagement hereunder as of the end of any calendar month during the continuance of such Disability upon at least 30 days’ prior written notice to him. For purposes hereof, “Disability” shall mean (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any long-term disability plan covering employees of the Company.

2.2	Effect of Termination of Employment

(a) Termination for Cause During the Employment Term. In the event of the termination of the employment of the Executive by the Company for Cause, the Executive shall be entitled to the following payments and benefits:

(i) his applicable salary compensation when otherwise payable through the Date of Termination; and

(ii) any unpaid reimbursable expenses outstanding as of the Date of Termination; and

(iii) all benefits, if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in paragraphs 1.5(b) and (c) above, or any other applicable plans and programs in which he participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs; it being understood that any and all rights that the Executive may have to severance payments by the Company shall be determined and solely based on the terms and conditions of this Agreement and not based on the Company’s severance policy then in effect.

In any such event, except as provided in this paragraph 2.2(a), the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to the Executive’s employment or cessation of employment with the Company.

(b) Termination upon Death or Disability During the Employment Term. In the event of the termination of the employment of the Executive in connection with the Executive’s Death or Disability during the Employment Term, the Executive (or his estate) shall be entitled to the following payments and benefits:

(i) his applicable salary compensation when otherwise payable through the Date of Termination; and

(ii) any unpaid reimbursable expenses outstanding as of the Date of Termination; and

(iii) all benefits, if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in paragraphs 1.5(b) and (c) above, or any other applicable plans and programs in which he participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs; it being understood that any and all rights that the Executive may have to severance payments by the Company shall be determined and solely based on the terms and conditions of this Agreement and not based on the Company’s severance policy then in effect; and

(iv) subject to any eligibility requirements of the applicable plan, continued participation by the Executive on the same basis (including without limitation, cost contributions) as the other senior executives of the Company in all, medical and dental insurance coverage in which the Executive was participating on the Date of Termination in accordance with the terms of the applicable plan as from time to time in effect at the Company.

In either such event, except as provided in this paragraph 2.2(b), the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company.

(c) Termination by the Company Without Cause, or by expiration of the Employment Term pursuant to a Notice of Termination, or by the Executive for Good Reason During the Employment Term. In the event of (1) a termination by the Company Without Cause, or (2) a termination by the Executive for Good Reason, during the Employment Term, the Executive shall be entitled to the following payments and benefits:

(i) as liquidated damages, payable according to Company’s regular payroll schedule, less standard withholding and authorized deductions, his applicable salary compensation when otherwise payable for two years from the Date of Termination, payable according to the annualized base salary specified in paragraph 1.4(a) above; and

(ii) his applicable salary compensation when otherwise payable through the Date of Termination; and

(iii) any unpaid reimbursable expenses outstanding as of the Date of Termination; and

(iv) all benefits, if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in paragraphs 1.5(b) and (c) above, or any other applicable benefit plans and programs in which he participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs, except that Executive shall have credited to his years of service under the Company’s Senior Executive Retirement Plan (SERP) two years of additional creditable service measured from the Date of Termination; it being understood that any and all rights that the Executive may have to severance payments by the Company shall be determined and solely based on the terms and conditions of this Agreement and not based on the Company’s severance policy then in effect; and

(v) subject to any eligibility requirements of the applicable plan, continued participation on the same basis (including without limitation, cost contributions) as the other senior executives of the Company in medical, dental, disability and life insurance coverage (such benefits collectively called the “Continued Plans”) in which he was participating on the Date of Termination (as such Continued Plans are from time to time in effect at the Company). However, such continued participation shall not extend beyond the date, or dates, he is eligible to receive coverage and benefits under the same type of plan of a subsequent employer.

In connection with (1) a termination by the Company Without Cause, or (2) a termination by the Executive for Good Reason, except as provided in this paragraph 2.2(c), the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company. The making of any severance payments and providing the other benefits as provided in this paragraph 2.2(c) is conditioned upon the Executive signing and not revoking a separation agreement prepared by the Company, which shall include, inter alia, a general release of the Company and its affiliates, and its and their respective successors and assigns, officers, managers, employees, agents, attorneys and representatives, of any claims (including claims of discrimination) relating to the Executive’s employment with the Company or the termination thereof (the “Separation Agreement”). In the event the Executive breaches any provisions of the Separation Agreement or the provisions of paragraph 2.3 of this Agreement, in addition to any other remedies at law or in equity available to it, the Company may cease making any further payments and providing the other benefits provided for in this paragraph 2.2(c), without affecting its rights under this Agreement or the Separation Agreement.

(d) Termination upon Retirement at Expiration of the Employment Term. In the event of the termination of the employment of the Executive at the end of the Employment Term by reason of his retirement, the Executive shall be entitled to the following payments and benefits:

(i) his applicable salary compensation when otherwise payable through the Date of Termination; and

(ii) any unpaid reimbursable expenses outstanding as of the Date of Termination; and

(iii) all benefits, if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in paragraphs 1.5(b) and (c) above, or any other applicable plans and programs in which he participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs; it being understood that any and all rights that the Executive may have to severance payments by the Company shall be determined and solely based on the terms and conditions of this Agreement and not based on the Company’s severance policy then in effect; and

(iv) accelerated vesting of the Executive’s Restricted Stock Award dated March 27, 2007; and

(v) in lieu of the medical coverage subsidy that is provided to certain retirees of the Company, a single lump sum cash payment of $35,700, subject to the six-month delay described in Section 2.19(a) below; and

(vi) in lieu of the Executive’s Supplemental Retirement Program (or SERP), a monthly payment of $10,895.50 on the first of each month for the rest of the Executive’s life, or if later for a period of 180 months (i.e., a 15-year certain single life annuity). Such payments shall commence on the first day of the first month following the Executive’s retirement, subject to the six-month delay described in Section 2.19(a) below. Notwithstanding the foregoing, the Executive may, prior to June 30, 2009, elect in writing to receive in lieu of the foregoing 15-year certain single life annuity, (A) a 50 percent joint and spousal survivor annuity at $8,528.45 per month during Executive’s lifetime, (B) a 75 percent joint and spousal survivor annuity at $8,145.15 per month during Executive’s lifetime, or (C) a 100 percent joint and spousal survivor annuity at $7,794.31 per month.

2.3	Non-Solicitation/Non-Servicing Agreement and Protection of Confidential Information

(a) Non-Solicitation/Non-Servicing. The Executive acknowledges (i) that the business and the industry in which the Company competes is highly competitive; (ii) that as one of the most senior executives of the Company he has participated in and will continue to participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things, the Executive has obtained and will continue to obtain knowledge of the “know-how” and business practices of the Company, in which matters the Company has a substantial proprietary interest; (iii) that his employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and his position with the Company places and placed him in a position of confidence and trust with the clients and employees of the Company; and (iv) that his rendering of services to the clients of the Company necessarily requires the disclosure to the Executive of confidential information (as defined in paragraph 2.3(b) below) of the Company. In the course of the Executive’s employment with the Company, the Executive has and will continue to develop a personal relationship with the clients of the Company and a knowledge of those clients’ affairs and requirements, and the relationship of the Company with their established clientele will therefore be placed in the Executive’s hands in confidence and trust. The Executive consequently agrees that it is a legitimate interest of the Company, and reasonable and necessary for the protection of the confidential information, goodwill and business of the Company, which is valuable to the Company, that the Executive make the covenants contained herein and that the Company would not have entered into this Agreement unless the covenants set forth in this paragraph 2.3 were contained in this Agreement. Accordingly, the Executive agrees that during the Employment Term and for the two-year period thereafter (such period being referred to as the “Restricted Period”), he shall not, as an individual, employee, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, except on behalf the Company, directly or indirectly, and regardless of the reason for his ceasing to be employed by the Company:

(i) attempt in any manner to solicit or accept from any client business of the type performed by the Company or to persuade any client of the Company to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such client was originally established in whole or in part through the Executive’s efforts; or

(ii) employ as an employee or retain as a consultant any person, firm or entity who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to the Company, or persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company; or

(iii) render to or for any client of the Company any services of the type which are rendered by the Company; or

(iv) start or materially participate in the operation of any bank, credit union or financial institution having any branch or other operation in any Maine county in which Company or any entity, division or operating unit maintain or have maintained a branch or other operation.

As used in this paragraph 2.3, the term “client” shall mean (1) anyone who is a client of the Company on the Date of Termination, or if the Executive’s employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the “Determination Date”); (2) anyone who was a client of the Company at any time during the one-year period immediately preceding the Determination Date; (3) any prospective client to whom the Company had made a new business presentation (or similar offering of services) at any time during the one-year period immediately preceding the Date of Termination; and (4) any prospective client to whom the Company made a new business presentation (or similar offering of services) at any time within six months after the Date of Termination (but only if initial discussions between the Company and such prospective client relating to the rendering of services occurred prior to the Date of Termination, and only if the Executive participated in or supervised such discussions). For purposes of this clause, it is agreed that a general mailing or an incidental contact shall not be deemed a “new business presentation or similar offering of services” or a “discussion.” In addition, “client” shall also include any clients of any entity, division or operating unit of the Company to whom the Executive rendered services (including supervisory services) at any time during the one-year period prior to the Determination Date. In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a “Client Group”), the term “client” as used herein shall also include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by the Company.

(b) Confidential Information. In the course of the Executive’s employment with the Company he will acquire and have access to confidential or proprietary information about the Company and/or its clients, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its clients, client contacts, budgets, practices, concepts, strategies, methods of operation, financial or business projections of the Company, and information about or received from clients and other companies with which the Company does business. The foregoing shall be collectively referred to as “confidential information.” The Executive is aware that the confidential information is not readily available to the public and accordingly, the Executive also agrees that he will not at any time (whether during the Employment Term or after termination of this Agreement), disclose to anyone (other than his counsel in the course of a dispute arising from the alleged disclosure of confidential information or as required by law) any confidential information, or utilize such confidential information for his own benefit, or for the benefit of third parties. The Executive agrees that the foregoing restrictions shall apply whether or not any such information is marked “confidential” and regardless of the form of the information. The term “confidential information” does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) the Executive learns from a third party who is not under an obligation of confidence to the Company or a client of the Company. In the event that the Executive becomes legally required to disclose any confidential information, he will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph 2.3(b) to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this paragraph 2.3(b) to permit a particular disclosure, the Executive will furnish only that portion of the confidential information which he is legally required to disclose and, at the Company’s expense, will cooperate with the efforts of the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information. The Executive further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the “material”) compiled by him or made available to him during his employment with the Company (whether or not the material constitutes or contains confidential information), and in connection with the performance of his duties hereunder, shall be the property of the Company and shall be delivered to the Company on the termination of the Executive’s employment or engagement with the Company or at any other time upon request. Except in connection with the Executive’s employment or engagement with the Company, the Executive agrees that he will not make or retain copies or excerpts of the material.

(c) Remedies. If the Executive commits a breach or is about to commit a breach, of any of the provisions of paragraphs 2.3(a) or (b), the Company shall have the right to have the provisions of this Agreement specifically enforced by the arbitrator appointed under paragraph 2.14 or by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(d) Acknowledgements. The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of paragraphs 2.3(a) and (b) are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company described above, other legitimate business interests and the goodwill associated with the business of the Company; (ii) the time, scope, geographic area and other provisions of this paragraph 2.3 have been specifically negotiated by sophisticated commercial parties, represented by legal counsel, and (iii) because of the nature of the business engaged in by the Company and the fact that clients can be and are serviced by the Company wherever they are located, it is impractical and unreasonable to place a geographic limitation on the agreements made by the Executive herein. The Executive specifically acknowledges that his being restricted from soliciting and servicing clients and prospective clients as contemplated by this Agreement will not prevent him from being employed or earning a livelihood in the type of business conducted by the Company. If any of the covenants contained in paragraphs 2.3(a) or (b), or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court or arbitration panel making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. Each of the covenants and agreements contained in this paragraph 2.3 (collectively, the “Protective Covenants”) is separate, distinct and severable. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived). The existence of any claim, demand, action or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each Protective Covenant. The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Agreement. The temporal duration of the non-solicitation/non-servicing covenants set forth in this paragraph 2.3 shall not expire, and shall be tolled, during any period in which Executive is in violation of any of the non-solicitation/non-servicing covenants set forth in this paragraph 2.3; and all restrictions shall automatically be extended by the period of Executive’s violation of any such restrictions.

(e) Notification of Restrictive Covenants. Prior to accepting employment with any person, firm or entity during the Restricted Period, the Executive shall notify the prospective employer in writing of his obligations pursuant to this paragraph 2.3 and shall simultaneously provide a copy of such notification to the Company. The Executive further authorizes the Company to notify any prospective employer of the Executive’s obligations pursuant to this paragraph 2.3 and releases the Company from any liability for doing so.

(f) Tolling. The temporal duration of the non-solicitation/non-servicing covenants set forth in this Agreement shall not expire, and shall be tolled, during any period in which the Executive is in violation of any of the non-solicitation/non-servicing covenants set forth herein, and all restrictions shall automatically be extended by the period of the Executive’s violation of any such restrictions.

2.4	Intellectual Property

During the Term, the Executive will disclose to the Company all ideas, inventions and business plans developed by him during such period which relate directly or indirectly to the business of the Company, including without limitation, any process, operation, product or improvement which may be patentable or copyrightable. The Executive agrees that all patents, licenses, copyrights, tradenames, trademarks, service marks, budgets, practices, concepts, strategies, methods of operation, financial or business projections, and business plans developed or created by the Executive in the course of his employment hereunder, either individually or in collaboration with others, will be deemed works for hire and the sole and absolute property of the Company. The Executive agrees, that at the Company’s request and expense, he will take all steps necessary to secure the rights thereto to the Company by patent, copyright or otherwise.

2.5	Enforceability

The Executive acknowledges that certain of the provisions contained in this Agreement, including but not limited to those contained in paragraph 2.3 above, are intended to protect any entity, division or operating unit of the Company, and accordingly, each such entity, division or operating unit of the Company shall be deemed a third party beneficiary with respect to such provisions and shall have the right to enforce such provisions as appropriate. The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

2.6	Assignment

The Company and the Executive agree that the Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including, without limitation, by asset assignment, stock sale, merger, consolidation or other corporate reorganization. The Company and Executive agree that Executive’s rights and obligations under this Agreement are personal to the Executive, and the Executive shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company.

2.7	Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

2.8	Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

2.9	Life Insurance

The Executive agrees that the Company shall have the right to obtain life insurance on the Executive’s life, at the sale expense of the Company, as the case may be, and with the Company as the sole beneficiary thereof. The Executive shall (a) cooperate fully in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents and (c) at the Company’s expense, take any reasonably required medical examinations.

2.10	Notice

Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service or facsimile transmission (if electronically confirmed), and in each case, addressed as follows:

If to the Executive:

Robert W. Daigle

P.O. Box 1391

Camden, ME 04843

If to the Company:

Camden National Corporation

Attention: Chairman of the Board

P O. Box 310

Camden, ME 04843

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

2.11	Applicable Law

This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of Maine without regard to any conflicts or conflict of laws principles in the State of Maine that would result in the application of the law of any other jurisdiction.

2.12	No Conflict

The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement.

2.13	Entire Agreement

This Agreement hereto represents the entire agreement between the Company and the Executive with respect to the employment of the Executive by the Company, and all prior agreements, plans and arrangements relating to the employment of the Executive by the Company (including without limitation the Executive’s Supplemental Retirement Program or SERP) are nullified and superseded hereby.

2.14	Arbitration

(a) The parties hereto agree that any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement (including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of this Agreement or the conduct and communications of the parties regarding this Agreement and the subject matter of this Agreement) shall be settled by arbitration in Camden or Portland, Maine, in accordance with the then governing form of the American Arbitration Association, National Rules for the Resolution of Employment Disputes. All awards of the arbitrator shall be binding and non-appealable. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. The arbitrator shall apply Maine law to the merits of any dispute or claims, without reference to the rules of conflicts of law applicable therein. Suits to compel or enjoin arbitration or to determine the applicability or legality of arbitration shall be brought in the United States District Court for the District of Maine or if that court lacks jurisdiction, in a state court located within the geographic boundaries thereof. Notwithstanding the foregoing, no party to this Agreement shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided. No party or arbitrator shall disclose in whole or in part to any other person, firm or entity any confidential information submitted in connection with the arbitration proceedings, except to the extent reasonably necessary to assist counsel in the arbitration or preparation for arbitration of the dispute. Confidential Information may be disclosed to (i) attorneys, (ii) parties, and (iii) outside experts requested by either party’s counsel to furnish technical or expert services or to give testimony at the arbitration proceedings, subject, in the case of such experts, to execution of a legally binding written statement that such expert is fully familiar with the terms of this provision, agree to comply with the confidentiality terms of this provision, and will not use any confidential information disclosed to such expert for personal or business advantage.

(b) The Executive has read and understands this paragraph 2.14. The Executive understands that by signing this Agreement, the Executive agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or his employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of the Executive’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to the following:

(i) Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii) Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, and the Maine Human Rights Act; and

(iii) Any and all claims arising out of any other federal, state or local laws or regulations relating to employment or employment discrimination.

2.15	Headings

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

2.16	Withholdings

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

2.17	Counterparts

This Agreement may be executed in two counterparts, both of which taken together shall constitute one instrument.

2.18	No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the Company and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

2.19	Section 409A

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the day and year first above written.

CAMDEN NATIONAL CORPORATION

/s/ Rendle A. Jones
Rendle A. Jones
Chairman of the Board

/s/ Robert W. Daigle
Robert W. Daigle